EXHIBIT 10.4

April 20, 2006

Highbury Financial Inc.
535 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Richard Foote
Fax: (212) 688-2343

Re:	Side Letter Agreement - Montag & Caldwell

Dear Mr. Foote:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 20, 2006 (the “Effective Date”), made by and among Highbury Financial Inc., a Delaware corporation, Aston Asset Management LLC, a Delaware limited liability company (collectively, the “Purchaser”), ABN AMRO Asset Management Holdings, Inc., a Delaware corporation , ABN AMRO Investment Fund Services, Inc., a Delaware corporation , ABN AMRO Asset Management, Inc., an Illinois corporation , Montag & Caldwell, Inc. (“Montag”), a Georgia corporation , Tamro Capital Partners LLC, a Delaware limited liability company , Veredus Asset Management LLC, a Kentucky limited liability company , and River Road Asset Management, LLC, a Delaware limited liability company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

In connection with Montag entering into the Purchaser Agreement, Purchaser and Montag hereby enter into this letter immediately after the effectiveness of the Purchase Agreement and hereby agree as follows:

1. Notwithstanding Section 5.4 of the Purchase Agreement to the contrary, Section 5.4 shall not restrict Montag from: (i) acting as sub-adviser to any multi-manager product or fund, or (ii) acting as the adviser or a sub-adviser to any Mutual Fund; provided, however, that prior to the fifth anniversary of the Closing Date, Montag may not (A) act as the sole adviser or as a sub-adviser to a mutual fund registered under the 1940 Act, other than the Target Funds, or (B) use or permit the use of the Retained Name & Marks with respect to any Mutual Fund, other than the Target Funds. Notwithstanding the foregoing, Montag may use the Retained Name and Marks prior to the fifth anniversary of the Closing Date in connection with any collective investment fund that is not registered under the 1940 Act that Montag sponsors (a “Montag CIV”), provided that Montag pays the Purchaser ten (10) basis points per annum on the aggregate amount of the assets invested in such Montag CIV by any investor who, together with such investor’s Related Parties, initially invests less than $40 million in such Montag CIV. Montag shall pay such ten (10) basis points solely with respect to the first $40 million that the investor invests in such Montag CIV and shall pay such amount until the earlier of the date on which the investor withdraws such assets from the Montag CIV or the fifth anniversary of the Closing Date. For purposes of this Paragraph 1, “Related Party” shall mean (1) with respect to any partnership, corporation, company, limited liability company, trust or other entity, any Affiliate of such entity, and (2) with respect to any natural person, any member of such person’s family or any partnership, trust or other entity, the beneficial interests in which are directly or indirectly owned solely by members of such person’s family.

2. Notwithstanding Section 5.4 of the Purchase Agreement, in the event that the Purchaser terminates an Investment Subadvisory Agreement between the Purchaser and Montag before the fifth anniversary of the Closing Date without Cause, (i) Montag shall immediately have the right (a) to act as the sole adviser or sole sub-adviser with respect to any mutual fund registered under the 1940 Act which is managed in a similar style to that of the fund subject to such terminated Investment Subadvisory Agreement, and (b) to use the Retained Name & Marks with respect to any product, fund or other investment vehicle for which it acts as sponsor, adviser or sub-adviser and which is managed in a similar style to that of the fund subject to such terminated Investment Subadvisory Agreement, and (ii) if such terminated Investment Subadvisory Agreement was with respect to the ABN AMRO / Montag & Caldwell Growth Fund, then Montag’s obligation to pay the Purchaser ten (10) basis with respect to any Montag CIV shall immediately terminate. For purposes of this paragraph 2, the term “Cause” shall mean any (i) material breach by Montag of the Investment Subadvisory Agreement, (ii) any material regulatory compliance issue arising from or relating to any action or inaction of Montag, (iii) any loss of key Montag personnel or (iv) any other event or circumstance of similar import or impact.

3. Purchaser agrees that, notwithstanding the provisions of Section 5.4(a)(iii) of the Purchase Agreement, Montag shall be permitted to accept funds from clients of Target Funds for purposes of creating a separately managed account managed in the style of any Target Fund sub-advised by Montag, without regard to the amount of total investment dollars that such client and his, her or its Affiliates collectively provide Montag for investment in such account, provided that with respect to any such investment made during the Restricted Period (i) such investor provides Purchaser with a letter of intent with respect to such investment, which letter on intent includes a representation by such investor that Montag did not, directly or indirectly, solicit such investment and (ii) Montag shall pay the Purchaser ten (10) basis points per annum on the aggregate amount of the assets so invested until the earlier of (x) the fifth anniversary of the date of such initial investment or (y) the date on which such investor withdraws such assets from management by Montag.

This letter agreement shall constitute the binding and enforceable obligation of Purchaser and Montag and is not superseded or replaced by the terms of the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement. The provisions in this letter agreement shall be effective upon the Effective Date and if the Closing does not occur for any reason, or the Purchase Agreement is terminated in accordance with its terms, this letter agreement shall also be automatically terminated contemporaneously therewith, and shall be null and void and of no legal effect, such that neither party shall have any obligations hereunder. This letter agreement shall be binding upon the parties to this letter agreement and their successors and assigns; provided, that this letter agreement shall automatically terminate in the event that (i) any other Seller or Affiliate of any other Seller becomes the successor to Montag (other than a direct or indirect wholly owned subsidiary of Montag) or (ii) in the event of any assignment hereof to any other Seller or Affiliate of any other Seller.

This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law rules.

If the foregoing accurately reflects the agreement, please execute one copy of this letter agreement and return it to us, whereupon this letter agreement shall become a binding agreement between the parties.

MONTAG & CALDWELL, INC.

By:	/s/ William A. Vogel
Name: William A. Vogel
Title: Chief Executive Officer

Acknowledged and Accepted:

ASTON ASSET MANAGEMENT LLC

By: Highbury Financial Inc.
Its: Managing Member
By: /s/ Richard S. Foote
Name: Richard S. Foote Title: President and Chief Executive Officer

HIGHBURY FINANCIAL INC.

By: /s/ Richard S. Foote
Name: Richard S. Foote Title: President and Chief President

Side Letter - Montag / Non-Compete